As filed with the Securities and Exchange Commission on June 29, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLACKBERRY LIMITED
(Exact Name of Registrant as Specified in its Charter)

Ontario (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
2200 University Avenue East
Waterloo, Ontario, Canada
N2K 0A7
(519) 888-7465
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

BlackBerry Limited Equity Incentive Plan
BlackBerry Limited Employee Stock Purchase Plan
Inducement Restricted Share Units
(Full title of the plan)

BlackBerry Corporation
3001 Bishop Drive
Suite 400
San Ramon, California 94583
(925) 242-5660
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

G. Scott Lesmes, Esq.
Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW
Washington, D.C. 20006
(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.          ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (5)	Proposed maximum aggregate offering price (5)	Amount of registration fee (6)(7)
Common Shares	12,000,000 (2)	$12.11	$145,320,000.00	$15,854.41
Common Shares	6,000,000 (3)	$12.11	$72,660,000.00	$7,927.21
Common Shares	2,109,702 (4)	$12.11	$25,548,491.22	$2,787.34

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares (the “Common Shares”) of BlackBerry Limited (the “Registrant”), that may be offered or issued in connection with any stock split, stock dividend, recapitalization or other similar transaction.
(2)	Represents Common Shares issuable in respect of restricted share unit and stock option grants to be made in the future to employees and consultants of the Registrant and its affiliates under the BlackBerry Limited Equity Incentive Plan (the “EIP”), as described under “Explanatory Note” herein, with vesting conditions and option exercise prices, as applicable, to be determined in accordance with the provisions of the EIP.
(3)	Represents Common Shares issuable to employees the Registrant and its affiliates under the BlackBerry Limited Employee Stock Purchase Plan (the “ESPP”), as described under “Explanatory Note” herein.
(4)	Represents Common Shares issuable in respect of inducement restricted share unit awards granted in accordance with New York Stock Exchange Listing (the “NYSE”) Rule 303A.08. See “Explanatory Note” herein.
(5)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Common Shares on the NYSE on June 25, 2021.
(6)	Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.0001091.
(7)	Pursuant to Rule 457(p) of the Securities Act, registration fees in the amount of $3,343.94 that were previously paid in connection with Registration No. 333-236562, filed on February 21, 2020, which registration statement was not declared effective, have been applied to partially offset the registration fees due hereunder. The Registrant filed a Form RW to withdraw the registration statement on June 28, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register an additional 12,000,000 Common Shares issuable under the EIP and an additional 6,000,000 Common Shares issuable under the ESPP.

On June 15, 2020, Thomas Eacobacci became employed by the Registrant as President. This Registration Statement on Form S-8 also is being filed in part to register 2,109,702 Common Shares issuable under time-based restricted share units and performance-based restricted share unit awards (the “Inducement Awards”) made to Mr. Eacobacci on July 23, 2020 in connection with his employment by the Registrant. The Inducement Awards are “employment inducement grants” under New York Stock Exchange Listing Rule 303A.08.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in this Part 1 of Form S-8 with respect to the EIP and ESPP of the Registrant will be delivered in accordance with Rule 428(b)(1) under the Securities Act.

The documents containing the information specified in this Part 1 of Form S-8 with respect to the Inducement Awards will be delivered to the recipient of the Inducement Awards covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, or excerpts thereof as indicated, filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)    Annual Report on Form 10-K of the Registrant for the fiscal year ended February 28, 2021, filed with the Commission on March 31, 2021;

(b)    Portions of the Proxy Statement on Schedule 14A of the Registrant, furnished to the Commission on May 10, 2021, specifically incorporated by reference in the Annual Report on Form 10-K of the Registrant for the fiscal year ended February 28, 2021, filed with the Commission on March 31, 2021;

(c)    Report on Form 8-K of the Registrant, filed to the Commission on April 29, 2021, with respect to the appointment of Thomas Eacobacci as President and Chief Operating Officer of the Registrant;

(d)    Quarterly Report on Form 10-Q of the Registrant for the quarterly period ended May 31, 2021, filed with the Commission on June 25, 2021; and

(e)    The description of the Common Shares, included in the registration statement on Form 40-F, filed with the Commission on September 9, 1998.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Under the Business Corporations Act (Ontario) (the “OBCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity, of another entity:
(a) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with the Registrant or other entity as described above; and
(b) with court approval, against all costs, charges and expenses reasonably incurred by the individual in connection with an action brought by or on behalf of the Registrant or another entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above;
provided, in all cases, such individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful.
In addition, the Registrant may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in (a) above and, with court approval, (b) above but the individual is required to repay the money to the Registrant if the individual did not act honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request.
Notwithstanding the foregoing, a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, is entitled to be indemnified by the Registrant against all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the individual’s association with the Registrant or other entity as described above, if the individual seeking the indemnity, (i) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and such individual, (ii) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (iii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful.

Subject to the limitations contained in the OBCA, the By-laws of the Registrant provide that every director or officer of the Registrant, every former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs, executors, administrators and other legal personal representatives shall, from time to time, be indemnified and saved harmless by the Registrant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or body corporate of which the Registrant is or was a shareholder or creditor, if (i) he or she acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.
In addition, as is customary for many public corporations, the Registrant has entered into indemnity agreements (the “Indemnity Agreements”) with its directors and certain senior officers whereby the Company agreed, subject to applicable law, to indemnify those persons against all costs, charges and expenses which they may sustain or incur in third party actions if: such director or officer complied with his or her fiduciary duties; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Indemnity Agreements further require the Registrant to pay interim costs and expenses of the director or officer subject to the proviso that the director or officer undertake to repay such costs and expenses if the outcome of any litigation or proceeding establishes that the director or officer was not entitled to indemnification.
The Registrant also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.
Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit

4.1
Specimen Common Share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-192986), filed with the Commission on December 20, 2013)

4.2
Articles of Amalgamation of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-192986), filed with the Commission on December 20, 2013)

4.3	Amended and Restated By-law No. A3 of the Registrant (incorporated by reference to Document 1 in the Registrant’s Report on Form 6-K, furnished with the Commission on May 15, 2014)
4.4	Amended and Restated By-law No. A4 of the Registrant (incorporated by reference to Document 2 in the Registrant’s Report on Form 6-K, furnished with the Commission on June 13, 2014)
4.4	BlackBerry Limited Equity Incentive Plan, as amended
4.5	BlackBerry Limited Employee Stock Purchase Plan, as amended
4.6	Form of Inducement Award Agreement
5.1	Opinion of Torys LLP
23.1	Consent of Torys LLP (included in the opinion filed as Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
23.3	Consent of PricewaterhouseCoopers LLP
24	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.     Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, California, United States on June 29, 2021.

BLACKBERRY LIMITED

By	/s/ John S. Chen
John S. Chen Executive Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Chen and Steve Rai, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of BlackBerry Limited (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been approved by the following persons in the capacities indicated on June 24, 2021.

Signature	Title

/s/ John S. Chen John S. Chen	Executive Chairman and Chief Executive Officer (principal executive officer)

/s/ Steve Rai Steve Rai	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Prem Watsa Prem Watsa	Lead Director

/s/ Laurie Smaldone Alsup Laurie Smaldone Alsup	Director

/s/ Michael Daniels Michael Daniels	Director

/s/ Timothy Dattels Timothy Dattels	Director

/s/ Lisa Disbrow Lisa Disbrow	Director
/s/ Richard Lynch Richard Lynch	Director

/s/ Barbara Stymiest Barbara Stymiest	Director
/s/ Wayne Wouters Wayne Wouters	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of BlackBerry Limited and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Waterloo, Ontario, Canada on June 29, 2021.

BLACKBERRY CORPORATION (Authorized U.S. Representative)

By:	/s/ Steve Rai
	Name:	Steve Rai
	Title:	President